UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/29/2006

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

UTAH	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On December, 22, 2006, Raser Technologies, Inc. ("Raser"), through its subsidiary Raser Power Systems, LLC, entered into a Geothermal Lease Agreement with Truckee River Ranch, LLC ("Truckee"). Under the lease agreement, Raser obtained the right to begin development and construction of geothermal power plants on three ranches owned by Truckee in Nevada, consisting of approximately 11,600 acres, and to pursue such projects on an additional 3.0 million acres of land in which Truckee may have geothermal rights. The initial lease term is 50 years, subject to extension for so long as Raser is actively pursuing or generating resources from the leased lands.
As consideration, Raser has agreed to make an up-front payment to Truckee of $25,000 in cash to cover the first year rental obligation, and issue to Truckee 25,000 restricted shares of Raser common stock. In addition, Raser has agreed to pay Truckee approximately $35,000 per year in rent beginning in year two which continues throughout the lease term as an advance against royalties, and certain royalties on the sale of any geothermal resources produced from the leased lands. The rental payments will be credited toward any royalties payable under the lease agreement. Raser will also pay Truckee $50,000 as an advance against future royalties and/or rentals. If Raser is successful in placing an operating power plant into service on the leased lands, Raser will issue to Truckee 25,000 additional restricted shares of Raser common stock.
The lease agreement specifies a number of events of default (some of which are subject to applicable cure periods), including, among others, the failure to make payments when due and noncompliance with covenants. Upon the occurrence of an event of default, Truckee may terminate the lease agreement.

Item 3.02.    Unregistered Sales of Equity Securities

The information provided in Item 1.01 above is incorporated herein by reference. The shares of Raser common stock were issued in a private placement in reliance on Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: December 29, 2006	By:	/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer